EXHIBIT 2.2
Execution Copy
STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 1, 2011 (the “Closing Date”), is by and between MOLYCORP MINERALS, LLC, a Delaware limited liability company (the “Purchaser”), and TREIBACHER INDUSTRIE AG, a company organized under the laws of Austria (the “Seller”). The Purchaser and the Seller are sometimes referred to in this Agreement together as the “Parties” or individually as a “Party”.
BACKGROUND
A. The Seller is the registered and beneficial owner of 1,082,501 (or approximately 10.023%) of the 10,800,000 issued and outstanding shares of capital stock of AS SILMET, a public limited company organized under the laws of the Republic of Estonia (the “Company”).
B. The Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the foregoing shares of capital stock of the Company (the “Silmet Shares”), subject to the terms and conditions contemplated by this Agreement.
C. The respective governing boards of the Parties have determined that the transactions contemplated by this Agreement are advisable, fair to and in the best interests of their respective companies and stockholders and accordingly have approved such transactions.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
I. DEFINITIONS
“Actions” means any claim, demand, charge, complaint, action, suit, proceeding, hearing, audit, investigation, interference, opposition, re-examination, concurrent use, cancellation or other dispute resolution or proceeding, whether judicial, administrative or arbitrative, of any Person or Governmental Authority.
“Affiliate” means with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, any such Person. The term “control” (including the terms “controlled by” or “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, membership interests, by contract or otherwise.
“Agreement” has the meaning set forth in the Preamble.
“Claims Notice” has the meaning set forth in Section 6.2.
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in the Preamble.
“Company” has the meaning set forth in Background Paragraph A.

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for in this Agreement.
“Expiration Date” has the meaning set forth in Section 6.3(a).
“General Enforceability Exceptions” has the meaning set forth in Section 4.1.
“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal state, local or foreign court or arbitrator.
“ICC” has the meaning set forth in Section 7.13.
“Indemnified Party” has the meaning set forth in Section 6.2.
“Indemnifying Party” has the meaning set forth in Section 6.2.
“Knowledge of the Seller” means the knowledge obtained or obtainable after due inquiry by any officer or director of the Seller.
“Law” means any law, common law, statute, code, ordinance, regulation or other requirement of any Governmental Authority.
“Liability Claim” has the meaning set forth in Section 6.2.
“Liens” has the meaning set forth in Section 2.1.
“Loss” or “Losses” means all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, taxes, costs, fees, expenses (including but not limited to reasonable attorneys’ fees) and disbursements and, with respect to any Liability Claim asserted by the Purchaser, diminution in value of the Company.
“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.
“Party” and “Parties” have the meaning set forth in the Preamble.
“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity, or any division of such Person.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchaser” has the meaning set forth in the Preamble.
“Released Parties” has the meaning set forth in Section 7.1.
“Seller” has the meaning set forth in the Preamble.
“Silmet Shares” has the meaning set forth in Background Paragraph B.

II. PURCHASE AND SALE
2.1. Purchase and Sale of the Silmet Shares. Concurrently with the execution and delivery of this Agreement, the Purchaser shall purchase (or cause to be purchased) from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, all of the Silmet Shares, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations (collectively, “Liens”). In order to consummate the foregoing purchase and sale, (a) the Purchaser and Seller (or their respective counsel) will confirm that all requirements for Closing have been satisfied; and (b) subject to such confirmation and immediately thereafter (i) the Purchaser will cause the Purchase Price to be paid by wire transfer as set forth in Section 2.2 below and provide the Seller with confirmation that such wire transfer has been initiated (by furnishing a Federal Reference No. or otherwise), and (ii) the Seller will give an irrevocable and unconditional order to the Seller’s securities account manager at Swedbank AS to transfer the Silmet Shares to the Purchaser’s securities account at Swedbank AS and provide the Purchaser with confirmation that such notice has been given. The Purchaser will also give an irrevocable and unconditional order to the Purchaser’s securities account manager to accept the Silmet Shares.
2.2. Purchase Price. In full consideration for the transfer of the Silmet Shares, concurrently with the execution and delivery of this Agreement, the Purchaser shall pay (or cause to be paid) to the Seller the sum of NINE MILLION TWENTY THOUSAND SEVEN HUNDRED U.S. DOLLARS (USD $9,020,700.00) (the “Purchase Price”), in cash, payable by wire transfer to an account designated by the Seller in writing.
III. CLOSING DELIVERIES AND OTHER ACTIONS
3.1. Time and Place of Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement at the law offices of Lawin, Niguliste 4, Tallinn, 10130 Estonia, or at such other time or place as the Parties may agree in writing. Notwithstanding the foregoing, the Parties may agree to conduct the Closing remotely via electronic exchange of documents, signatures and consideration. For all purposes, the Closing shall be deemed to take place at 11:59 p.m. (Estonian time) on the Closing Date.
3.2. Deliveries by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following items:
(a) evidence satisfactory to the Purchaser that the Silmet Shares have been accepted by its securities account manager as contemplated by Section 2.1;
(b) a waiver, in form and substance acceptable to the Purchaser, of the Seller’s pre-emptive rights contained in Section 3.3 of the Company’s Articles of Association; and
(c) such other documents and instruments as the Purchaser reasonably requests to consummate the transactions contemplated hereby.
3.3. Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller the following items:
(a) the Purchase Price, payable in accordance with Section 2.2; and
(b) such other documents and instruments as the Seller reasonably requests to consummate the transactions contemplated hereby.

IV. REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER
The Seller hereby represents and warrants to the Purchaser, as of the date hereof, as follows:
4.1. Authority, Validity and Effect. The Seller has all requisite authority and full legal capacity to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by the Seller pursuant to all necessary authorization and is the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”). No further action on the part of the Seller is or will be required in connection with the authorization of the transactions contemplated by this Agreement.
4.2. Title to Shares. The Seller (a) is the record and beneficial owner of the Silmet Shares, (b) has full power, right and authority, and any approval required by applicable Law, to make and enter into this Agreement and to sell, assign, transfer and deliver the Silmet Shares to the Purchaser, and (c) has good and valid title to the Silmet Shares, free and clear of all Liens.
4.3. No Conflict. Neither the execution of this Agreement, nor the performance by the Seller of its obligations hereunder will (a) violate or conflict with the Articles of Association (or equivalent document) or the Bylaws (or equivalent document) of the Seller, the Company, or any applicable Law or Order, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, mortgage or other contract to which the Seller or the Company is a party or by which any of their respective assets or properties are bound, or (c) result in the creation or imposition of any Lien (except as created by the Purchaser or any of its Affiliates) with respect to, or otherwise have an adverse effect upon, the Silmet Shares or any of the assets or properties of the Seller or the Company.
4.4. Consents. No Consent of any third party or Governmental Authority is required in connection with the execution and delivery by the Seller of this Agreement or the consummation of the transactions contemplated hereby.
4.5. Litigation. The Seller has not received notice of any Order or Action and, to the Knowledge of the Seller, there is no Order or Action pending or threatened against the Seller that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent the Seller from complying with the terms of this Agreement.
4.6. Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Seller in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Purchaser or the Company will become obligated to pay a fee or commission.
V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Seller, as of the date hereof, as follows:
5.1. Existence and Good Standing. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, USA.
5.2. Power. The Purchaser has the power and authority to execute, deliver and perform fully its respective obligations under this Agreement.

5.3. Validity and Enforceability. The Purchaser has the capacity to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller, represents the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to General Enforceability Exceptions. No further action on the part of the Purchaser is or will be required in connection with the authorization of the transactions contemplated by this Agreement.
5.4. No Conflict. Neither the execution of this Agreement, nor the performance by the Purchaser of its obligations hereunder will violate or conflict with the Purchaser’s Certificate of Organization or Operating Agreement or any Law or Order.
5.5. Consents. No Consent of any third party or Governmental Authority is required in connection with the execution and delivery by the Purchaser of this Agreement or the consummation of the transactions contemplated hereby.
5.6. Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Purchaser in connection with the negotiations relating to the transactions contemplated by this Agreement for which the Seller will become obligated to pay a fee or commission.
VI. REMEDIES
6.1. General Indemnification Obligation.
(a) Seller’s Indemnification Obligations. The Seller shall indemnify and hold harmless the Purchaser from and against any and all Losses incurred or suffered by the Purchaser based upon, arising out of, or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty of the Seller contained in this Agreement or (ii) any breach of any covenant or agreement of the Seller contained in this Agreement.
(b) Purchaser’s Indemnification Obligations. The Purchaser shall indemnify and hold harmless the Seller from and against any and all Losses incurred or suffered by the Seller based upon, arising out of, or otherwise in respect of (i) any inaccuracies in or any breach of any representation or warranty of the Purchaser contained in this Agreement, or (ii) any breach of any covenant or agreement of the Purchaser contained in this Agreement.
6.2. Notice of Asserted Liability. As soon as is reasonably practicable after the Seller, on the one hand, or the Purchaser, on the other hand, becomes aware of any claim that such Party has under Section 6.1 that may result in a Loss for which such Party is entitled to indemnification hereunder (a “Liability Claim”), such Party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claims Notice”) to the other Party (the “Indemnifying Party”). A Claims Notice must describe the Liability Claim in reasonable detail and must indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party. No delay in or failure to give a Claims Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 6.2 will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party except to the extent that such delay or failure has prejudiced the Indemnifying Party.

6.3. Survival; Limitations.
(a) The representations and warranties of the Parties contained in this Agreement will survive for a period of 54 months following the Closing (the “Expiration Date”); provided that, any Claims pending on the Expiration Date for which notice has been given in accordance with Section 6.2 on or before the Expiration Date may continue to be asserted and indemnified against until finally resolved.
(b) Notwithstanding anything to the contrary contained in this Article VI, the Seller will not have any liability pursuant to Section 6.1(a)(i) in excess of the Purchase Price.
6.4. Specific Performance. Each Party’s obligation under this Agreement is unique. If any Party should breach its covenants under this Agreement, each of the Parties acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching Party or Parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each Party expressly waives the defense that a remedy in damages will be adequate.
6.5. Adjustment to the Purchase Price. For U.S. Tax purposes, any indemnification payments made pursuant to this Article VI shall be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Law.
6.6. Exclusive Remedy. Except as may be required to enforce post-Closing covenants contained in this Agreement, after the Closing Date the indemnification rights in this Article VI are and shall be the sole and exclusive remedies of the Parties with respect to this Agreement and the transactions contemplated hereby; provided that, this sentence shall not be deemed a waiver by any Party of its right to seek specific performance or injunctive relief in the case of another Party’s failure to comply with the post-Closing covenants made by such other Party; and provided, further, that this sentence shall not be deemed a waiver by any Party of its right to pursue claims for fraud, intentional or knowing misrepresentation, or active concealment, all of which shall be claims that are outside the terms and conditions of this Agreement. In no event shall any Party be entitled to a duplicative recovery with respect to any particular Loss.
VII. MISCELLANEOUS
7.1. Seller Release. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller on its own behalf, and on behalf of its Affiliates, hereby fully waives, releases, remises, acquits and discharges forever, irrevocably and unconditionally (a) the Company, and (b) all of its present and former management board members (collectively, the “Released Parties”) from, against and with respect to any and all Actions or Losses, which the Seller or any of such Affiliates ever had or has as of the Closing Date against any of the Released Parties for or by any reason or matter whatsoever, except for trade payables incurred in the ordinary course of business.
7.2. No Personal Liability. The Parties agree that the application of this Agreement is limited to its express terms and to the Parties hereto and, accordingly, neither Party, nor any of their Affiliates, may bring an Action (for indemnification or otherwise) against any individual in his or her personal capacity as a result of the use of his or her knowledge in confirming or qualifying any of the representations or warranties contained in this Agreement.
7.3. Press Release and Announcements. Concurrently with the Closing, the Parties will collaboratively prepare and release a joint press release regarding this Agreement and the transactions contemplated hereby, and the Purchaser’s parent company, Molycorp, Inc., may file a Form 8-K with the SEC regarding the same. Except for such joint press release and Form 8-K, neither Party will issue (or cause to be issued) any press release or other public announcement relating to the existence or subject matter of this Agreement or the transactions contemplated hereby, except as required by applicable Law or with the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed.

7.4. Further Assurances. From and after the Closing Date, at the request of the Purchaser, the Seller shall execute and deliver or cause to be executed and delivered to the Purchaser or the Company, such instruments and other documents as the Purchaser may reasonably request in order to implement the transactions contemplated by this Agreement.
7.5. Expenses. Each of the Parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
7.6. No Assignment; No Third Party Beneficiaries. The rights and obligations of the Seller under this Agreement may not be assigned without the prior written consent of the Purchaser. The Purchaser may, without the consent of the Seller, assign its rights and obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a Party hereto.
7.7. Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.
7.8. Integration, Modification and Waiver. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties with respect to such subject matter. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.
7.9. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa. This Agreement has been drafted, negotiated and executed in the English language. If this Agreement is translated into another language, the English language text shall govern and prevail for all purposes.
7.10. Severability. If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other Parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.

7.11. Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate Party at the address or facsimile number specified below:
If to the Seller:
Treibacher Industrie AG
Auer-von-Welsbach-Strasse 1
9330 Althofen, Austria
Attention: Dr. Alexander Bouvier (Member of the Board)
Fax No.: 0043 4262 4753
with a copy (which will not constitute notice) to:
WT Tautschnig Rechtsanwaltsgesellschaft mbH
Villacher Strasse 1A/7
9020 Klagenfurt, Austria
Attention: Dr. Wolfgang Tautschnig
Fax No.: 0043 463 51 8420
If to the Purchaser:
Molycorp Minerals, LLC
5619 Denver Tech Center Pkwy, Suite 1000
Greenwood Village, Colorado 80111
Attn: John F. Ashburn, Jr., Executive Vice President and General Counsel
Fax No.: (303) 843-8082
with a copy (which will not constitute notice) to:
Jones Day
325 John H. McConnell Blvd., Suite 600
Columbus, Ohio 43215
Attention: Jeffrey D. Litle, Esq.
Fax No.: (614) 461-4198
7.12. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, USA, without regard to principles of conflicts of law; provided that, the actual transfer of the Silmet Shares in accordance with Section 2.1 will be governed by Estonian law.

7.13. Consent to Arbitration. Unless otherwise required by applicable Law or otherwise necessary to prevent irreparable harm (including obtaining injunctive relief), any controversy, claim or dispute arising out of or relating to this Agreement shall be finally and conclusively settled by arbitration conducted by a panel of three arbitrators, each engaged in the practice of business law, to be held in Stockholm, Sweden, in accordance with the then current Rules of Arbitration of the International Chamber of Commerce (the “ICC”); provided that, no Party shall initiate any arbitration until the Chief Executive Officers (or equivalent) of each Party have met and discussed resolution of such dispute. Subject to the foregoing, a Party seeking to arbitrate a controversy, claim or dispute shall send a written notice to the other Part(ies) hereto and the International Court of Arbitration of the ICC. The Purchaser, on the one hand, and the Seller, on the other hand, shall each select one arbitrator within 20 days of the date of such written notice, and the two arbitrators so chosen shall jointly select a third arbitrator within 15 days of the date the last of such arbitrators is appointed. The International Court of Arbitration of the ICC shall administer the arbitration and act as an appointing authority if any of the arbitrators fails to be selected in accordance with the foregoing. In the event of any conflict between the Rules of Arbitration of the ICC and this Section 7.13 this Section 7.13 shall govern. The United Nations Convention on the Recognition and Enforcement of Arbitral Awards (New York Convention) shall govern the enforcement of the award, and the principles set forth in this Agreement shall be applied by the arbitrators for both evidence and substantive legal questions during the arbitration, including the rendering of the award. The arbitrators’ award will be final and binding and may be entered in any court having jurisdiction thereof. Each Party will bear its own costs and attorneys’ fees and shall share the fees and expenses of the arbitrators in the manner determined by the arbitrators. Any Party may seek injunctive relief in an appropriate court of law or equity pending an award in arbitration to prevent irreparable harm in the interim.
7.14. Dividends. The Parties agree that the Seller will be entitled to receive any dividends or distributions on the Silmet Shares that are paid by the Company with respect to its net profits for the fiscal year 2010, and that the Seller will be entitled to receive its pro rata share of any such dividends or distributions on the Silmet Shares that are paid by the Company with respect to its net profits for the fiscal year 2011. Any such dividends and distributions will be paid to the Seller when they are paid by the Company to any of its other stockholders.
7.15. Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission will be effective as delivery of a manually executed counterpart to this Agreement.
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

The Purchaser: MOLYCORP MINERALS, LLC
By:	/s/ Mark A. Smith
	Name:	Mark A. Smith
	Title:	Chief Executive Officer

The Seller: TREIBACHER INDUSTRIE AG
By:	/s/ Alexander Bouvier
	Name:	Alexander Bouvier
	Title:	Member of the Management Board
Signature Page to Stock Purchase Agreement